Exhibit 99.1

First National Community Bancorp, Inc. Announces

Resignation of Company CFO

Dunmore, Pa., May 17, 2012—First National Community Bancorp, Inc., (OTC Markets Group, Inc.: FNCB), the parent company of Dunmore-based First National Community Bank, today announced that Edward J. Lipkus has notified the Board of Directors of his resignation as Executive Vice President and Chief Financial Officer. Mr. Lipkus, who joined FNCB in September 2010, is leaving to pursue other opportunities. Mr. Lipkus has agreed to remain in his position as Chief Financial Officer while the Company begins a search for a new Chief Financial Officer and completes certain regulatory filings, including the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Company has initiated a search for a new Chief Financial Officer and hopes to have the position filled by the date of Mr. Lipkus’ departure.

“The Board of Directors thanks Ed for his significant contributions toward the Company’s efforts to complete our regulatory filings, and wishes him all the best in his future endeavors,” said Steven R. Tokach, President and Chief Executive Officer.

About First National Community Bank:

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com.

MEDIA/INVESTOR CONTACT:

Joseph J. Earyes, CPA

First Senior Vice President and

Retail Banking Officer

First National Community Bank

(570) 558-6701

jearyes@fncb.com